Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2020 RESULTS

FARMINGDALE, NJ – May 11, 2020 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter 2020.

First Quarter 2020 Highlights and Subsequent Events

•	GAAP net loss applicable to common stockholders of $46.4 million, or $2.79 per share

•	Core earnings attributable to common stockholders of $7.8 million, or $0.47 per share

•	Book value of $13.73 per share at March 31, 2020, down from $17.35 at December 31, 2019, net of the Company’s first quarter dividend

•	Declared regular common dividend of $0.40 per share, which was paid in a combination of 50% cash and 50% common stock; annualized common dividend yield at market close was 24.3% at May 8, 2020

•	Aggregate portfolio leverage stood at 5.0x at March 31, 2020

•
During the first quarter and prior to the COVID-19 pandemic, the Company repurchased 142,531 shares of its common stock for approximately $1.7 million under the Company’s $10.0 million share repurchase program. In March 2020, the Company suspended additional share repurchase activity to prioritize liquidity

•	The Company expects book value as of April 30, 2020 to be down approximately 0.9% from March 31, 2020; aggregate portfolio leverage as of April 30, 2020 was approximately 3.9x

•	As of April 30, the Company had unrestricted cash of approximately $90.5 million

“First and foremost, I would like to express my gratitude to our team at Cherry Hill for their tireless work over the past few months to navigate Cherry Hill through the pandemic,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Given the unprecedented economic environment, we remain focused on liquidity and risk-adjusted returns as we selectively evaluate investment opportunities.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the first quarter of 2020 of $46.4 million, or $2.79 per basic and diluted weighted average common share outstanding. The reported GAAP net loss was determined based primarily on the following: $8.0 million of net interest income, $13.4 million of net servicing income, a net realized loss of $17.5 million on RMBS, a net realized loss of $18.8 million on derivatives, a net unrealized gain of $52.2 million on derivatives, a net unrealized loss of $93.9 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $4.7 million.

Core earnings attributable to common stockholders for the first quarter of 2020 were $7.8 million, or $0.47 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Income
Interest income	$20,249	$16,969
Interest expense	12,291	10,744
Net interest income	7,958	6,225
Servicing fee income	19,519	17,188
Servicing costs	6,122	3,821
Net servicing income	13,397	13,367
Other income (loss)
Realized loss on RMBS, net	(17,543)	-
Realized loss on derivatives, net	(18,756)	(7,476)
Realized gain on acquired assets, net	46	-
Unrealized gain (loss) on derivatives, net	52,200	(8,272)
Unrealized loss on investments in MSRs	(93,853)	(27,175)
Total Loss	(56,551)	(23,331)
Expenses
General and administrative expense	2,756	963
Management fee to affiliate	1,965	1,809
Total Expenses	4,721	2,772
Loss Before Income Taxes	(61,272)	(26,103)
Benefit from corporate business taxes	(16,512)	(4,965)
Net Loss	(44,760)	(21,138)
Net income loss allocated to noncontrolling interests in Operating Partnership	834	349
Dividends on preferred stock	2,459	1,841
Net Loss Applicable to Common Stockholders	$(46,385)	$(22,630)
Net Loss Per Share of Common Stock
Basic	$(2.79)	$(1.36)
Diluted	$(2.79)	$(1.36)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,611,440	16,646,114
Diluted	16,624,229	16,654,370

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the first quarter 2020 was approximately $25.2 million.

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Net Loss	$(44,760)	$(21,138)
Other comprehensive income:
Net unrealized gain (loss) on RMBS	(25,174)	31,981
Reclassification of net realized gain on RMBS included in earnings	17,543	-
Other comprehensive income (loss)	(7,631)	31,981
Comprehensive income (loss)	$(52,391)	$10,843
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	(977)	179
Dividends on preferred stock	2,459	1,841
Comprehensive income (loss) attributable to common stockholders	$(53,873)	$8,823

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended March 31, 2020

The Company realized servicing fee income of $19.5 million, interest income of $20.2 million and other loss of $77.9 million, primarily related to unrealized losses on investments in Servicing Related Assets, as well as realized losses on RMBS and derivatives, and partially offset by unrealized gains on derivatives. The unpaid principal balance for the MSR portfolio stood at $30.0 billion as of March 31, 2020 and the carrying value of the MSR portfolio ended the quarter at $222.6 million.  Net interest spread for the RMBS portfolio stood at 1.25% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.0x.

The RMBS portfolio had both a book and carrying value of approximately $1.6 billion at quarter-end March 31, 2020.  The portfolio had a weighted average coupon of 3.66% and weighted average maturity of 27 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end March 31, 2020, the Company held interest rate swaps with a notional amount of $2.0 billion, swaptions with a notional amount of $60.0 million, TBAs with a notional amount of $122.0 million and Treasury futures with a notional amount of $524.8 million.

As of March 31, 2020, Cherry Hill’s GAAP book value was $13.73 per diluted share, net of the first quarter dividend, down from book value per share of $17.35 as of December 31, 2019.

Dividends

On March 12, 2020, the Board of Directors declared a quarterly dividend of $0.40 per share of common stock for the first quarter of 2020. Due to the economic impacts of the COVID-19 pandemic, on March 27, 2020, the Company announced it would pay its previously declared cash dividend for the first quarter 2020, in a combination of cash, not to exceed 50% in the aggregate, and common stock. The dividend was paid in 50% cash and 50% common stock on April 28, 2020 to common stockholders of record as of the close of business on March 31, 2020. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the first quarter of 2020. The dividends were paid in cash on April 15, 2020 to Series A and B Preferred stockholders of record as of the close of business on March 31, 2020.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff and includes an adjustment for any gain or loss on the capital used to purchase the MSR.  Additionally, core earnings excludes any tax (benefit) expense on unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Net Loss	$(44,760)	$(21,138)
Realized loss on RMBS, net	17,543	-
Realized loss on derivatives, net	18,756	7,476
Realized gain on acquired assets, net	(46)	-
Unrealized loss (gain) on derivatives, net	(52,200)	8,272
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	87,044	22,148 (1)
Tax expense on unrealized gain on MSRs	(15,854)	(4,739)
Total core earnings:	$10,483	$12,019
Core earnings attributable to noncontrolling interests in Operating Partnership	(195)	(198)
Dividends on preferred stock	2,459	1,841
Core Earnings Attributable to Common Stockholders	$7,829	$9,980
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.47	$0.60
GAAP Net Loss Per Share of Common Stock, per Diluted Share	$(2.79)	$(1.36)

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

[1]	MSR amortization for periods that ended prior to September 30, 2019 have not been adjusted to reflect the Company’s refined MSR amortization method.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission on May 11, 2020.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2020 and its results of operations for the first quarter 2020 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-300-8521 (from within the U.S.) or 1-412-317-6026 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2020 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 11, 2020 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “10143780.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com